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Pricing Supplement Dated February 26, 1998		Rule 424(b)(3)
									  File No. 33-61957
(To Prospectus dated October 19, 1995 and
Prospectus Supplement dated January 22, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Retail Medium-Term Notes
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: February 26, 1998 Original Issue Date: March 24, 1998
Principal Amount: $601,498,000 (Face Amount at Maturity)
Net Proceeds to Issuer: $68,000,000
Issue Price: 100%             Agent's Capacity:
Selling Agent's			x Principal Basis      Agency Basis
Commission/Discount: .270%
Interest Rate: 7.40% per annum    Interest Payment Dates: At
Maturity Date: March 24, 2028     Maturity
_________________________________________________________________

Form:   	x	Book Entry
			Certificated

Redemption:
			The Notes cannot be redeemed prior to maturity
x	The Notes may be redeemed prior to maturity on 			March 24, 2008 and
 semi-annually thereafter on 5
     New York business days notice

	Initial Redemption Date: March 24, 2008

	Initial Redemption Percentage: Dollar Price Percentage of the Notional Amount
 as per the attached Redemption Schedule.

	Annual Redemption Percentage Reduction: N/A

Repayment:
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		x	The Notes cannot be repaid prior to maturity
			The Notes can be repaid prior to maturity at the option of the holder of the
 Notes

	Optional Repayment Date:  N/A

	Optional Repayment Price:  N/A

Discount Note: 	Yes		x  No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus
 will apply to the Notes.
								(continued on next page)

Paine Webber Incorporated

(continued from previous page)

The Notes described herein are being purchased by Paine Webber Incorporated
 (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Retail Medium Term Notes". The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent.
  The net proceeds to the Company will be $68,000,000.

Redemption Schedule

CALL DATE	DOLLAR PRICE	      INTEREST	MATURING BOND PAYOUT

24-Mar-08	$    23.38028197	$      72,631,928.44	$      140,631,928.44
24-Sep-08	$    24.24535240	$      77,835,309.78	$      145,835,309.78
24-Mar-09	$    25.14243044	$      83,231,216.25	$      151,231,216.25
24-Sep-09	$    26.07270036	$      88,826,771.21	$      156,826,771.21
24-Mar-10	$    27.03739028	$      94,629,361.79	$      162,629,361.79
24-Sep-10	$    28.03777372	$     100,646,648.17 	$      168,646,648.17
24-Mar-11	$    29.07517134	$     106,886,574.11	$      174,886,574.11
24-Sep-11	$    30.15095286	$     113,357,377.35	$      181,357,377.35
24-Mar-12	$    31.26653793	$     120,067,600.32	$      188,067,600.32
24-Sep-12	$    32.42339984	$     127,026,101.57	$      195,026,101.57
24-Mar-13	$    33.62306563	$     134,242,067.30	$      202,242,067.30
24-Sep-13	$    34.86711906	$     141,725,023.80	$      209,725,023.80
24-Mar-14	$    36.15720246	$     149,484,849.65	$      217,484,849.65
24-Sep-14	$    37.49501896	$     157,531,789.14	$      225,531,789.14
24-Mar-15	$    38.88233466	$     165,876,465.33	$      233,876,465.33
24-Sep-15	$    40.32098104	$     174,529,894.54	$      242,529,894.54
24-Mar-16	$    41.81285734	$     183,503,500.64	$      251,503,500.64
24-Sep-16	$    43.35993306	$     192,809,130.16	$      260,809,130.16
24-Mar-17	$    44.96425058	$     202,459,067.95	$      270,459,067.95
24-Sep-17	$    46.62792785	$     212,466,053.46	$      280,466,053.46
24-Mar-18	$    48.35316118	$     222,843,297.43	$      290,843,297.43
24-Sep-18	$    50.14222815	$     233,604,499.48	$      301,604,499.48
24-Mar-19	$    51.99749059	$     244,763,865.95	$      312,763,865.95
24-Sep-19	$    53.92139774	$     256,336,128.98	$      324,336,128.98
24-Mar-20	$    55.91648946	$     268,336,565.77 	$      336,336,565.77
24-Sep-20	$    57.98539957	$     280,781,018.71	$      348,781,018.71
24-Mar-21	$    60.13085935	$     293,685,916.37	$      361,685,916.37
24-Sep-21	$    62.35570115	$     307,068,295.30	$      375,068,295.30
24-Mar-22	$    64.66286209	$     320,945,822.21	$      388,945,822.21
24-Sep-22	$    67.05538799	$     335,336,817.65	$      403,336,817.65
24-Mar-23	$    69.53643734	$     350,260,279.87	$      418,260,279.87
24-Sep-23	$    72.10928553	$     365,735,910.28	$      433,735,910.28
24-Mar-24	$    74.77732909	$     381,784,138.93	$      449,784,138.93
24-Sep-24	$    77.54409027	$     398,426,152.09	$      466,426,152.09
24-Mar-25	$    80.41322161	$     415,683,919.72	$      483,683,919.72
24-Sep-25	$    83.38851081	$     433,580,224.75	$      501,580,224.75
24-Mar-26	$    86.47388571	$     452,138,693.07	$      520,138,693.07
24-Sep-26	$    89.67341948	$     471,383,824.70	$      539,383,824.70
24-Mar-27-	$    92.99133600	$     491,341,026.21	$      559,341,026.21
24-Sep-27	$    96.43201543	$     512,036,644.17	$      580,036,644.17
24Mar-28	$   100.00000000	$     533,498,000.00	$      601,498,000.00